[LETTERHEAD OF LAZARD BROTHERS & CO., LIMITED]


                     [FORM OF LETTER FROM LAZARD BROTHERS]


         This letter is important and requires your immediate attention. When considering what action you should take you are recommended to seek your own personal financial advice from your stockbroker, bank manager, solicitor, accountant or an independent financial adviser duly authorised on the Financial Services Act 1986.

To: Optionholders under the Tiphook plc 1/ Share Option Scheme and the Tiphook plc Savings Related Share Option Scheme.



Dear Optionholder,                                            6th October, 1997

          RECOMMENDED CASH OFFER ON BEHALF OF GENERAL ELECTRIC CAPITAL
                          CORPORATION ("GE CAPITAL") [2]/

         I refer to our letter dated 4th August, 1997 and welcome the opportunity to write to you with further information regarding the recommended cash offer (the "Offer") made on behalf of GE Capital for the Central Transport Rental Group plc ("CTR").3/ The offer was declared unconditional in all respects on 6th October, 1997. Your option(s) are therefore exercisable immediately.


         YOU SHOULD, HOWEVER, BE AWARE THAT THE OFFER VALUES EACH CTR SHARE AT 16P. TO THE EXTENT THAT THE EXERCISE PRICE OF YOUR OPTION(S) IS IN EXCESS OF 16P THEN THE PROPOSALS ARE LIKELY TO BE OF NO REAL VALUE TO YOU.


1.       Proposals to optionholders
         --------------------------

         The proposals made to optionholders are;

         (i) to accept a cash payment in consideration of the cancellation of their option(s) (the "Cash Cancellation Offer") or


_______________________________________________________________________________

1  Tiphook plc is now known as the Central Transport Rental Group plc.

[2 General Electric Capital Corporation is a wholly owned subsidiary of General Electric Company, USA, not connected with the UK company of a similar name.]


3 Deutsche Morgan Grenfell which is regulated in the United Kingdom by the Securities and Future Authorities Limited is acting for CTR and no one else in connection with the Offer and the contents of this document and will not be responsible to anyone other than CTR for providing the protections afforded to customers of Deutsche Morgan Grenfell nor for giving advice in relation to the Offer and contents of this document.

         (ii) to exercise their option(s) and either accept the Offer or sell or retain their CTR shares; or

         (iii) take no further action, in which case their option(s) may in due course lapse.

WE ARE OBLIGED TO MAKE THESE PROPOSALS TO YOU ALTHOUGH BECAUSE THE EXERCISE PRICE OF YOUR OPTION(S) IS MORE THAN 16P THEY ARE UNLIKELY TO BE OF ANY VALUE TO YOU.

2.       Accept the Cash Cancellation Offer
         ----------------------------------

         As the exercise price of a CTR share under your option(s) is in excess of 16p, no payment will be made to you if you accept the Cash Cancellation Offer. By accepting the Cash Cancellation Offer though you would be agreeing to the release of your option(s).

3.       Exercise and Accept the Offer
         -----------------------------

         If you exercise your option(s) you may in respect of the resulting CTR shares accept the Offer and receive 16p per CTR share. You should take into account the exercise price which you will have to pay on exercising your option(s). As the exercise price is greater than 16p then you will have to pay the Central Transport Rental Group plc more on the exercise of your option(s) than you will receive from GE Capital when you accept the Offer.

4.       Take no Further Action
         ----------------------

         It is GE Capital's intention, if it becomes entitled to do so, to issue notices under Section 429 of the Companies Act 1985 in order to acquire compulsorily all outstanding CTR shares. If such a notice is served then your options will lapse on the expiry of the period of 28 days following such notice, in the case of the Tiphook PLC Share Option Scheme, or one month following such notice in the case of the Tiphook PLC Savings Related Share Option Scheme.

5.       Recommendation
         --------------

         The Board of CTR which has been so advised by Deutsche Morgan Grenfell considers the proposals to option holders to be fair and reasonable. The Board recommends that optionholders follow whichever course of action is most appropriate to their personal circumstances. In providing advice to the board of CTR, Deutsche Morgan Grenfell has taken account of the commercial assessments of the directors of CTR.

6.       Conclusion
         ----------

         The decision as to which course of action to take is a matter for you alone. Before you make a decision you should read this document carefully together with the attached letter from CTR with the documents sent to you on 4th August, 1997 and take professional advice if you are in any doubt as to what action to take.

         If you have any queries please telephone SIMON ENOCH, THE COMPANY SECRETARY OF CTR GROUP PLC on 01494 477000 or write to him at HAMPTON COURT, KINGSMEAD BUSINESS PARK, LONDON ROAD, HIGH WYCOMBE, BUCKINGHAMSHIRE HP11 1JU, UNITED KINGDOM. He will not however be able to advise you on what action you should take.

                                              Yours sincerely,


                                            for and on behalf of
                                       Lazard Brothers & Co. Limited




                                               David Anderson
                                              Managing Director

                 [LETTERHEAD OF CENTRAL TRANSPORT RENTAL GROUP]

6th October, 1997

To Optionholders under the Central Transport Rental Group 1996 Executive Share Option Scheme (the "Scheme")

Dear Optionholder,

RECOMMENDED CASH OFFER ON BEHALF OF GENERAL ELECTRIC CAPITAL CORPORATION ("GE CAPITAL")

I refer to the letter dated 4th August 1997 from Lazards Brothers which contained details of the effect of the recommended cash offer (the "Offer") by GE Capital for Central Transport Rental Group plc ("CTR") on your Option(s) granted under the Schemes. The Offer was declared unconditional in all respects on 6th October, 1997.

RECOMMENDATION

The board of CTR which has been so advised by Deutsche Morgan Grenfell considers the proposals to Optionholders to be fair and reasonable. The board recommends that Optionholders follow whichever course of action is most appropriate to their personal circumstances. In providing advice to the board of CTR, Deutsche Morgan Grenfell has taken account of the commercial assessments of the directors of CTR.


                                             Yours sincerely,




                                               Ian M. Clubb
                                                 Chairman